Exhibit 99.2

Rice Midstream Partners LP

Consolidated Balance Sheets

(Unaudited)

(in thousands)	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$46,518	$10,538
Accounts receivable	7,205	12,246
Accounts receivable - affiliate	76,542	48,428
Prepaid expenses and other	2,208	1,327
Total current assets	132,473	72,539

Property and equipment	1,461,405	1,439,222
Less: accumulated depreciation	(21,209)	(7,420)
Net property and equipment	1,440,196	1,431,802

Goodwill	1,346,918	1,346,918
Other assets	6,123	—
Total assets	$2,925,710	$2,851,259

Liabilities and equity
Current liabilities:
Accounts payable	$22,312	$24,634
Due to related party	18,743	2,246
Other accrued liabilities	4,530	4,200
Total current liabilities	45,585	31,080

Revolving credit facility	325,000	286,000
Other long-term liabilities	9,465	9,360
Total liabilities	380,050	326,440

Equity:
Common units (102,303,108 and 73,549,485 units issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	2,198,570	1,566,625
Subordinated units (zero and 28,753,623 units issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	—	612,454
General partner	347,090	345,740
Total equity	2,545,660	2,524,819
Total liabilities and equity	$2,925,710	$2,851,259

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Consolidated Statements of Operations

(Unaudited)

	Successor	Predecessor
(in thousands, except per unit amounts)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Operating revenues(1)	$84,464	$62,750
Operating expenses:
Operation and maintenance expense(2)	7,900	8,292
General and administrative expense (2)	7,204	5,839
Depreciation expense	13,895	7,621
Amortization of intangible assets	—	402
Total operating expenses	28,999	22,154
Operating income	55,465	40,596
Net interest expense	1,954	2,992
Other income	6	11
Net income	$53,517	$37,615

Calculation of limited partner interest in net income:
Net income	$53,517	$37,615
Less: General partner interest in net income attributable to IDRs	(4,353)	(1,239)
Limited partner interest in net income	$49,164	$36,376

Net income per limited partner unit:
Common units - basic and diluted	$0.48	$0.36
Subordinated units - basic and diluted	$—	$0.36

Weighted average limited partner units outstanding - basic	102,303	102,273
Weighted average limited partner units outstanding - diluted	102,324	102,297

Cash distributions declared per limited partner unit(3)	$0.3049	$0.2608

(1)          Operating revenues included affiliate revenues from EQT Corporation (EQT) of $84.0 million for the three months ended March 31, 2018 and affiliate revenues from Rice Energy Inc. (Rice Energy) of $52.8 million for the three months ended March 31, 2017. See Note H. For the three months ended March 31, 2017, RMP recorded revenues from EQT of $9.9 million.

(2)          Operating and maintenance expense included charges from EQT of $1.3 million for the three months ended March 31, 2018 and $1.4 million from Rice Energy for the three months ended March 31, 2017. General and administrative expense included charges from EQT of $6.3 million for the three months ended March 31, 2018 and $4.9 million from Rice Energy for the three months ended March 31, 2017.

(3)          Represents the cash distributions declared related to the period presented. See Note F.

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor
(in thousands)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Cash flows from operating activities:
Net income	$53,517	$37,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	13,895	7,621
Amortization of intangible assets	—	402
Amortization of deferred financing costs	—	1,049
Non-cash compensation expense	168	132
Changes in operating assets and liabilities:
Accounts receivable	5,041	1,632
Accounts payable	7,216	1,863
Due to/from affiliates	(11,617)	(3,198)
Other assets and liabilities	(5,684)	(907)
Net cash provided by operating activities	62,536	46,209

Cash flows from investing activities:
Capital expenditures	(32,712)	(28,506)
Net cash used in investing activities	(32,712)	(28,506)

Cash flows from financing activities:
Proceeds from borrowings	50,000	—
Repayments of borrowings	(11,000)	—
Fees on revolving credit facility	—	(40)
Distributions paid to unitholders	(32,844)	(26,507)
Net cash provided by (used in) financing activities	6,156	(26,547)

Net change in cash and cash equivalents	35,980	(8,844)
Cash and cash equivalents at the beginning of the period	10,538	21,834
Cash and cash equivalents at the end of the period	$46,518	$12,990

Cash paid during the period for:
Interest, net of amount capitalized	$1,938	$1,882

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Consolidated Statements of Equity

(Unaudited)

	Limited Partners		General
(in thousands)	Common	Subordinated	Partner	Total
Predecessor
Balance, January 1, 2017	$1,275,935	$(94,417)	$888	$1,182,406
Net income	26,149	10,227	1,239	37,615
Equity-based compensation expense	132	—	—	132
Distributions paid to unitholders	(18,416)	(7,203)	(888)	(26,507)
Balance, March 31, 2017	$1,283,800	$(91,393)	$1,239	$1,193,646

Successor
Balance, January 1, 2018	$1,566,625	$612,454	$345,740	$2,524,819
Net income	49,164	—	4,353	53,517
Equity-based compensation expense	168	—	—	168
Distributions paid to unitholders	(21,454)	(8,387)	(3,003)	(32,844)
Subordinated units conversion(1)	604,067	(604,067)	—	—
Balance, March 31, 2018	$2,198,570	$—	$347,090	$2,545,660

(1)          All subordinated units were converted to common units on a one-for-one basis on February 15, 2018. For purposes of calculating net income per common and subordinated unit, the conversion of the subordinated units was deemed to have occurred on January 1, 2018. See Note F.

The accompanying notes are an integral part of these Consolidated Financial Statements.

Rice Midstream Partners LP

Notes to Consolidated Financial Statements

(Unaudited)

A.                        Financial Statements

Organization

RMP is a growth-oriented Delaware limited partnership formed by Rice Energy in August 2014. On November 13, 2017 (the Merger Date), EQT acquired Rice Energy pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017 (as amended, the Merger Agreement), by and among EQT, Rice Energy and an indirect, wholly-owned subsidiary of EQT. Pursuant to the Merger Agreement, Rice Energy ultimately, through a series of mergers (the Mergers), merged with and into another indirect, wholly-owned subsidiary of EQT which continued as the surviving entity.

The Mergers resulted in EQT gaining control of Rice Midstream Management LLC (Midstream Management), the general partner of RMP. As a result of this change in control, RMP became a consolidated subsidiary of EQT. EQT’s acquisition of Midstream Management was accounted for using the acquisition method, which required the assets and liabilities acquired to be recorded at fair value with any excess purchase price recognized as goodwill. RMP elected to apply pushdown accounting and thus has reflected its assets and liabilities, including goodwill, at the fair values estimated by EQT on the Merger Date with the related adjustment to RMP’s net assets recorded in equity. As a result, RMP’s consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods. The periods prior to the Mergers are identified as Predecessor and the period after the Mergers is identified as Successor. Please see Note C for further information regarding the Mergers.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with GAAP for interim financial information and with the requirements of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, these unaudited consolidated financial statements include all adjustments (consisting of only normal recurring adjustments, unless otherwise disclosed in this Form 10-Q) necessary for a fair presentation of the financial position of RMP as of March 31, 2018 and December 31, 2017 and its consolidated statements of operations, cash flows and equity for the three months ended March 31, 2018 and 2017. Certain previously reported amounts have been reclassified to conform to the current year presentation. The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in RMP’s Annual Report on Form 10-K for the year ended December 31, 2017 as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. The standard requires an entity to recognize revenue in a manner that depicts the transfer of goods or services to customers at an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. RMP adopted this standard on January 1, 2018 using the modified retrospective method of adoption. Adoption of the ASU did not require an adjustment to the opening balance of equity. RMP does not expect the standard to have a significant effect on its results of operations, liquidity or financial position in 2018. RMP implemented processes and controls to ensure new contracts are reviewed for the appropriate accounting treatment and to generate the disclosures required under the new standard in the first quarter of 2018. For the disclosures required by this ASU, see Note B.

In February 2016, the FASB issued ASU No. 2016-02, Leases. The standard requires an entity to record assets and obligations for contracts currently recognized as operating leases. Lessees and lessors must apply a modified retrospective transition approach. The ASU will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early adoption permitted. RMP has completed a high-level identification of agreements covered by this standard and will continue to evaluate the effect this standard will have on its financial statements, internal controls and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. This ASU amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, this ASU eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The ASU will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. RMP is currently evaluating the effect this standard will have on its financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation: Scope of Modification Accounting. This ASU provides guidance regarding which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. RMP adopted this standard in the first quarter of 2018 with no significant effect on its financial statements or related disclosures. ASU No. 2017-09 will be applied prospectively to awards modified on or after the adoption date.

B.                        Revenue Recognition

As discussed in Note A, RMP adopted ASU No. 2014-09, Revenue from Contracts with Customers, on January 1, 2018 using the modified retrospective method of adoption. RMP applied the ASU to all open contracts as of the date of initial application. Adoption of the ASU did not require an adjustment to the opening balance of equity and did not materially change RMP’s amount and timing of revenues.

RMP’s revenue contracts are:

•      Gas gathering contracts: Gathering revenues represent fees charged by RMP for gathering, compressing, dehydrating and delivering gas to a customer at a specified delivery point. All of RMP’s gathering revenues are generated pursuant to long-term, fixed price per unit, interruptible service contracts with customers in the Appalachian Basin. Interruptible service contracts include volumetric based fees, which are charges for the volume of gas actually gathered and do not guarantee access to the pipeline. The performance obligation for volumetric based fee revenues is generally satisfied upon RMP’s monthly billing to the customer for actual volumes gathered during the month. The amount billed corresponds directly to the value of RMP’s performance to date as the customer obtains value as each volume is gathered. For gathering arrangements, the customer is typically invoiced on a monthly basis and the payment terms are usually 21 days after the receipt of the invoice. Gathering, compression and dehydration services are all necessary components of delivering gas to a customer; these activities are significantly affected by each other and are not separable.

•      Water services contracts: Water services revenues represent fees charged by RMP for the delivery of fresh water to a customer at a specified delivery point. All of RMP’s water services revenues are generated pursuant to variable price per volume contracts with customers in the Appalachian Basin. For water services contracts, the only performance obligation in each contract is for RMP to provide water (usually a minimum daily volume) to the customer at any designated delivery point and is generally satisfied upon RMP’s monthly billing to the customer for the volume of water provided during the month. For water services arrangements, the customer is typically invoiced on a monthly basis and the payment terms are usually 21 days after the receipt of the invoice.

For the three months ended March 31, 2018 and 2017, all revenues recognized on RMP’s consolidated statements of operations are from contracts with customers. As of March 31, 2018 and December 31, 2017, all receivables recorded on RMP’s consolidated balance sheets represent performance obligations that have been satisfied and for which an unconditional right to consideration exists.

The table below provides disaggregated revenue information for the three months ended March 31, 2018.

(in thousands)
Gathering revenues	$52,730
Compression revenues	8,771
Water services revenues	22,963
Total operating revenues	$84,464

C.                        Mergers and Acquisitions

Rice Energy’s Merger with EQT

EQT performed a preliminary valuation of the fair value of RMP’s assets and liabilities as of the Merger Date. The fair value of RMP’s current assets and current liabilities were assumed to approximate their carrying values. The estimated fair value of RMP’s long-lived tangible assets was determined utilizing observable market inputs where available or estimated replacement cost adjusted for a usage or obsolescence factor. The estimated fair value of RMP’s long-term liabilities was determined utilizing observable market inputs where available or estimated based on their current carrying values. RMP has recorded goodwill as the excess of the estimated enterprise value over the sum of the fair value amounts allocated to RMP’s assets and liabilities. Goodwill was allocated to the value attributed to additional growth opportunities, synergies and operating leverage within RMP’s gathering segment.

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities of RMP as of the Merger Date through pushdown accounting from EQT. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as EQT continues to finalize the fair value estimates. Certain data necessary to complete the purchase price allocation is not yet available, including, but is not limited to, final appraisals of assets acquired and liabilities assumed. EQT expects to complete the purchase price allocation once it has received all of the necessary information, at which time the value of the assets and liabilities will be revised as appropriate.

(in thousands)	At November 13, 2017
Estimated Value of RMP	$2,499,668

Estimated Fair Value of Assets Acquired and Liabilities Assumed:
Current assets	$65,300
Property and equipment, net	1,419,077
Other non-current assets	47
Current liabilities	(56,351)
Revolving credit facility	(266,000)
Other non-current liabilities	(9,323)
Total estimated fair value of assets acquired and liabilities assumed	$1,152,750
Goodwill	$1,346,918

D.                        Revolving Credit Facility

In December 2014, Rice Midstream OpCo LLC (Rice Midstream OpCo), RMP’s wholly-owned subsidiary, entered into a revolving credit agreement (as amended, the Revolving Credit Facility) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders. The Revolving Credit Facility provided for lender commitments of $850 million, with an additional $200 million of commitments available under an accordion feature, subject to lender approval. The Revolving Credit Facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions, to repurchase units and for general partnership purposes. RMP and its restricted subsidiaries are the guarantors of the obligations under the Revolving Credit Facility, which matures in December 2019.

As of March 31, 2018 and December 31, 2017, Rice Midstream OpCo had $1 million of letters of credit outstanding under the Revolving Credit Facility. For the three months ended March 31, 2018 and 2017, the maximum amount of RMP’s outstanding borrowings under the Revolving Credit Facility at any time was $336 million and $190 million, respectively, and the average daily outstanding balance under the Revolving Credit Facility was approximately $308 million and $190 million, respectively. Interest was incurred on the Revolving Credit Facility at a weighted average annual interest rate of 3.6% and 2.8% during the three months ended March 31, 2018 and 2017, respectively.

The Revolving Credit Facility also contains certain financial covenants and customary events of default. If an event of default occurs and is continuing, the lenders may declare all amounts outstanding under the Revolving Credit Facility to be immediately due and payable. RMP was in compliance with such covenants and ratios as of March 31, 2018.

E.                        Equity

The following table presents RMP’s common and subordinated units issued from January 1, 2017 through March 31, 2018:

	Limited Partners
	Common	Subordinated	Total
Balance, January 1, 2017	73,519,133	28,753,623	102,272,756
Vested phantom units, net(1)	30,352	—	30,352
Balance, December 31, 2017	73,549,485	28,753,623	102,303,108
Subordinated units conversion(2)	28,753,623	(28,753,623)	—
Balance, March 31, 2018	102,303,108	—	102,303,108

(1)                     All 2017 phantom unit vestings occurred prior to the Merger Date.

(2)                     As a result of the declaration of RMP’s fourth quarter 2017 cash distribution, which was paid on February 14, 2018, the subordination period with respect to RMP’s 28,753,623 subordinated units expired on February 15, 2018 and all of the outstanding RMP subordinated units converted into RMP common units on a one-for-one basis on that day.

As of March 31, 2018, Rice Midstream GP Holdings LP (GP Holdings), a wholly-owned subsidiary of EQT, owned a 28.1% limited partner interest in RMP, consisting of 28,757,246 common units, and all of the IDRs.

F.                         Net Income per Limited Partner Unit and Cash Distributions

The following table presents RMP’s calculation of net income per limited partner unit for common and subordinated limited partner units.

	Successor	Predecessor
(in thousands, except per unit amounts)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net income	$53,517	$37,615
Less: General partner interest in net income attributable to IDRs	(4,353)	(1,239)
Limited partner interest in net income	$49,164	$36,376

Net income allocable to common units	$49,164	$26,149
Net income allocable to subordinated units (1)	—	10,227
Limited partner interest in net income	$49,164	$36,376

Weighted average limited partner units outstanding - basic:
Common units	102,303	73,519
Subordinated units(1)	—	28,754
Total	102,303	102,273

Weighted average limited partner units outstanding - diluted:
Common units (2)	102,324	73,543
Subordinated units(1)	—	28,754
Total	102,324	102,297

Net income per limited partner unit - basic:
Common units	$0.48	$0.36
Subordinated units(1)	—	0.36
Total	$0.48	$0.36

Net income per limited partner unit - diluted:
Common units(2)	$0.48	$0.36
Subordinated units(1)	—	0.36
Total	$0.48	$0.36

(1)         See discussion of the conversion of the subordinated units to common units in the following section.

(2)         Diluted weighted average limited partner common units includes the effect of 20,688 units for the three months ended March 31, 2018, and 23,748 units for the three months ended March 31, 2017, in each case related to the Rice Midstream Partners LP 2014 Long-Term Incentive Plan.

Subordinated Units

Following the consummation of the Mergers, EQT indirectly owned all of RMP’s subordinated units. The principal difference between RMP’s common units and subordinated units was that, under RMP’s partnership agreement, for any quarter during the subordination period, holders of the subordinated units were not entitled to receive any distribution from operating surplus until the holders of the common units had received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units did not accrue arrearages. As a result of the declaration of RMP’s fourth quarter 2017 cash distribution, which was paid on February 14, 2018, the subordination period with respect to RMP’s 28,753,623 subordinated units expired on February 15, 2018 and all of the outstanding RMP subordinated units converted into RMP common units on a one-for-one basis on that day. For purposes of calculating net income per common and subordinated unit, the conversion of the subordinated units is deemed to have occurred on January 1, 2018. The conversion did not impact the amount of the cash distribution paid or the total number of RMP’s outstanding units representing limited partner interests.

Cash Distributions

On April 24, 2018, the Board of Directors of RMP’s general partner declared a cash distribution to RMP’s unitholders for the first quarter of 2018 of $0.3049 per common unit. The cash distribution will be paid on May 15, 2018 to unitholders of record at the close of business on May 4, 2018. Also on May 15, 2018, a cash distribution of $4.4 million will be made to GP Holdings related to its IDRs in RMP based upon the level of distribution paid per common unit. The distribution amounts to GP Holdings related to its IDRs in RMP are subject to change if RMP issues additional common units on or prior to the record date for the first quarter 2018 distribution.

G.                       Financial Information by Business Segment

	Successor	Predecessor
(in thousands)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Revenues from external customers (including affiliates):
Gathering	$61,501	$42,002
Water	22,963	20,748
Total operating revenues	$84,464	$62,750

Operating income:
Gathering	$44,095	$30,537
Water	11,370	10,059
Total operating income	$55,465	$40,596

Reconciliation of operating income to net income:
Net interest expense	$1,954	$2,992
Other income	6	11
Net income	$53,517	$37,615

(in thousands)	March 31, 2018	December 31, 2017
Segment assets:
Gathering	$2,725,820	$2,642,928
Water	199,890	208,331
Total assets	$2,925,710	$2,851,259

	Successor	Predecessor
(in thousands)	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Depreciation expense:
Gathering	$8,124	$3,270
Water	5,771	4,351
Total depreciation expense	$13,895	$7,621

Expenditures for segment assets:
Gathering	$20,940	$28,603
Water	2,375	2,780
Total expenditures for segment assets(1)	$23,315	$31,383

(1)         RMP accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures in the statements of consolidated cash flows until they are paid in a subsequent period. Accrued capital expenditures were approximately $15.2 million and $24.6 million at March 31, 2018 and December 31, 2017, respectively. Accrued capital expenditures were approximately $12.0 million and $9.1 million at March 31, 2017 and December 31, 2016, respectively.

H.                       Related Party Transactions

In the ordinary course of business, RMP engages in transactions with EQT and its affiliates, including but not limited to, gathering, compression and water services agreements. For periods prior to the Mergers, related parties included Rice Energy and its subsidiaries. Following the consummation of the Mergers, related parties included EQT and its subsidiaries.

On December 22, 2014, upon completion of RMP’s initial public offering, RMP entered into an omnibus agreement with Midstream Management, Rice Energy and other affiliates (the Initial Omnibus Agreement). Pursuant to the Initial Omnibus Agreement, Rice Energy performed centralized corporate and general and administrative services for RMP, such as financial and administrative, information technology, legal, health, safety and environmental, human resources, procurement, engineering, business development, investor relations, insurance and tax. In exchange, RMP reimbursed Rice Energy for the expenses incurred in providing these services, except for any expenses associated with Rice Energy’s long-term incentive programs. On the Merger Date, in connection with the completion of the Mergers, RMP, EQT and other affiliates entered into an amended and restated omnibus agreement, with substantially the same terms as the Initial Omnibus Agreement. The expenses for which RMP reimburses EQT and its subsidiaries related to corporate and general and administrative services may not necessarily reflect the actual expenses that RMP would incur on a stand-alone basis, and RMP is unable to estimate what those expenses would be on a stand-alone basis.

I.                            Subsequent Events

EQM-RMP Merger

On April 25, 2018, RMP entered into an Agreement and Plan of Merger (the Midstream Merger Agreement) with Midstream Management, EQT Midstream Partners, LP (EQM), EQT Midstream Services, LLC, the general partner of EQM (the EQM General Partner), EQM Acquisition Sub, LLC, a wholly-owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly-owned subsidiary of EQM (GP Merger Sub), and, solely for certain limited purposes set forth therein, EQT. Pursuant to the Midstream Merger Agreement, Merger Sub and GP Merger Sub will merge with and into RMP and Midstream Management, respectively, with RMP and Midstream Management surviving as wholly-owned subsidiaries of EQM (the Midstream Mergers). Pursuant to the Midstream Merger Agreement, each RMP common unit issued and outstanding immediately prior to the effective time of the Midstream Mergers will be converted into the right to receive 0.3319 EQM common units.

The completion of the Midstream Mergers is subject to the satisfaction or waiver of certain customary closing conditions, including, but not limited to: (i) approval of the Midstream Merger Agreement by a majority of RMP’s unitholders, (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the completion of the Drop-Down Transactions (as defined below), and (iv) the completion of the IDR Transaction (as defined below). The Midstream Merger Agreement provides that, upon termination of the Midstream Merger Agreement under certain circumstances, RMP may be required pay EQM a termination fee equal to $63.4 million less any previous reimbursements by RMP. The Midstream Merger Agreement also provides that, upon termination of the Midstream Merger Agreement under certain circumstances, EQM may be required to reimburse RMP’s expenses up to $5 million, and RMP may be required to reimburse EQM’s expenses up to $5 million. As a result of the Midstream Mergers, RMP’s common units will no longer be publicly traded. RMP expects to complete the Midstream Mergers during the third quarter of 2018.

RMP IDR Purchase and Sale Agreement

On April 25, 2018, EQT, GP Holdings and EQT GP Holdings, LP (EQGP) entered into an Incentive Distribution Rights Purchase and Sale Agreement pursuant to which EQGP will acquire all of the issued and outstanding RMP IDRs in exchange for 36,293,766 EQGP common units (the IDR Transaction). If the unit consideration is issued and the Midstream Mergers are not consummated on or prior to December 31, 2018 or the Midstream Merger Agreement is earlier terminated, 8,539,710 of the EQGP common units issued to EQT will be cancelled and EQT will pay to EQGP an amount in cash equal to the aggregate amount of any distributions paid by EQGP to EQT related to the forfeited EQGP common units. The completion of the IDR Transaction is subject to certain customary closing conditions. Pursuant to the terms of the Midstream Merger Agreement, the RMP IDRs will be cancelled effective at the time of the Midstream Mergers.

Drop-Down Transactions and Gulfport Transaction

On April 25, 2018, EQT, Rice Midstream Holdings LLC, a wholly-owned subsidiary of EQT, EQM and EQM Gathering Holdings, LLC, a wholly-owned subsidiary of EQM (EQM Gathering), entered into a Contribution and Sale Agreement (the Drop-Down Agreement) pursuant to which EQM Gathering will acquire, in one or more transactions, from EQT all of EQT’s interests in Rice Olympus Midstream LLC, Rice West Virginia Midstream LLC and Strike Force Midstream Holdings LLC (Strike Force Holdings) in exchange for an aggregate of 5,889,282 EQM common units and aggregate cash consideration of $1.15 billion, subject to customary post-closing purchase price adjustments (collectively, the Drop-Down Transactions). Strike Force Holdings owns a 75% limited liability company interest in Strike Force Midstream LLC (Strike Force Midstream). The completion of the Drop-Down Transactions is subject to certain customary closing conditions.

Also on April 25, 2018, EQM, EQM Gathering, Gulfport Energy Corporation (Gulfport) and an affiliate of Gulfport entered into a Purchase and Sale Agreement pursuant to which EQM will acquire the remaining 25% limited liability company interest in Strike Force Midstream not owned by EQT for $175 million (the Gulfport Transaction). The completion of the Gulfport Transaction is subject to certain customary closing conditions.